Exhibit 99.8

CONSENT OF ALVAREZ & MARSAL VALUATION SERVICES, LLC

January 28, 2026

Special Committee of the Board of Directors

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400

Lombard, Illinois 60148-5679

RE:

prospectus/consent solicitation/offer to exchange of Enzon Pharmaceuticals, Inc. (“Enzon”) and Viskase Companies, Inc. (“Viskase”), which forms part of the Registration Statement on Form S-4 of Enzon (the “Registration Statement”).

Dear Members of the Special Committee:

Reference is made to our opinion letter (“opinion”), dated October 22, 2025, to the Special Committee of the Board of Directors of Viskase (the “Special Committee”). We understand that Viskase has determined to include our opinion in the prospectus/consent solicitation/offer to exchange of Enzon and Viskase (the prospectus/consent solicitation/offer to exchange) included in the above referenced Registration Statement.

Our opinion was provided for the Special Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the prospectus/consent solicitation/offer to exchange included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “THE MERGER — Background of the Merger,” “THE MERGER — Viskase’s Reasons for the Merger; Recommendation of the Viskase Special Committee and the Viskase Board — Opinion of the Viskase Special Committee’s Financial Advisor,” and “THE MERGER —  Opinion of Financial Advisor to the Viskase Special Committee,” and to the inclusion of our opinion as Annex D to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Alvarez & Marsal Valuation Services, LLC

Alvarez & Marsal Valuation Services, LLC